Exhibit 99.2
Rogers Corporation
Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed statements of combined operations as of and for the year ended December 31, 2010 have been prepared on a basis consistent with accounting principles generally accepted in the United States of America, referred to as U.S. GAAP, and applicable requirements of the Securities and Exchange Commission (“SEC”). The unaudited pro forma condensed combined financial statements are derived by applying pro forma adjustments to the combined historical financial statements of Rogers Corporation (“Rogers” or “our”) and the curamik Group (or “curamik”).   The unaudited pro forma condensed combined statements of combined operations for the year ended December 31, 2010 give effect to the acquisition of curamik as if such acquisition had occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of December 31, 2010 gives effect to the acquisition of curamik as if it occurred on December 31, 2010.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the acquisition using the purchase method of accounting.

The unaudited pro forma condensed combined financial statements were prepared using the assumptions described in the related notes. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not include the realization of cost savings from operational efficiencies, revenue synergies or changes in operating strategies that may result from the acquisition. Therefore, the information presented in the accompanying unaudited pro forma condensed combined financial statements may differ materially from future results realized.

Amounts preliminarily allocated to assets acquired, including intangible assets and goodwill, and liabilities assumed may change significantly. We continue to assess the estimated fair values of the assets acquired and liabilities assumed and such fair values are subject to revision as we receive finalized appraisals and complete other analyses. Accordingly, the purchase price allocation is preliminary and subject to revision.

A final determination of the fair value of curamiks´ tangible and intangible assets acquired and liabilities assumed will be based on valuations of the actual net tangible and intangible assets of curamik that existed as of the date of the acquisition, and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited condensed combined pro forma financial statements presented below.

The unaudited pro forma condensed combined financial statements are provided for informational purposes. They may not necessarily represent what Rogers´ consolidated results would have been had the transaction actually occurred as of the dates indicated, nor are they necessarily representative of Rogers´ future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our (i) Annual Report on Form 10-K for the year ended December 31, 2010; and (ii) the historical audited combined financial statements of curamik as of December 31, 2010 and for the transition period from April 1, 2010 to December 31, 2010 included elsewhere in this document.

Rogers Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2010

(Dollars in thousands, except share amounts)

	Rogers Corporation	curamik	Pro Forma Adjustments		Proforma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$80,135	$11,256	$145,000	(A)	$80,795
			(155,596)	(B)
Short-term investments	186	-	-		186
Accounts receivable	61,995	11,876	-		73,871
Accounts receivable from joint ventures	1,338	-	-		1,338
Accounts receivable, other	3,773	-	-		3,773
Taxes receivable	1,706	-	-		1,706
Inventories	47,574	10,471	1,805	(C)	59,850
Prepaid income taxes	1,938	455	-		2,393
Deferred income taxes	1,492	-	-		1,492
Asbestos-related insurance receivables	8,563	-	-		8,563
Assets held for sale	5,841	-	-		5,841
Other current assets	7,042	887	-		7,929
Total current assets	221,583	34,944	(8,791)		247,736

Property, plant and equipment, net of
accumulated depreciation	120,087	31,730	1,944	(D)	153,761
Investment in unconsolidated joint ventures	25,452	-	-		25,452
Deferred income taxes	17,120	435	-		17,555
Goodwill and other intangibles	35,984	806	(806)	(E)	168,939
			58,853	(E)
			74,102	(F)
Asbestos-related insurance receivables	20,733	-	-		20,733
Long-term marketable securities	33,592	-	-		33,592
Investments, other	5,000	-	-		5,000
Other long-term assets	5,323	302	-		5,625
Total Assets	$484,874	$68,217	$125,302		$678,393

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,296	$6,042	$-		$22,338
Accrued employee benefits and compensation	26,692	2,467	-		29,159
Accrued income taxes payable	1,528	858	-		2,386
Asbestos-related liabilities	8,563	-	-		8,563
Other current liabilities	12,362	16,438	(12,200)	(G)	16,600
Total current liabilities	65,441	25,805	(12,200)		79,046

Pension liability	31,980	-	-		31,980
Retiree health care and life insurance benefits	8,144	-	-		8,144
Asbestos-related liabilities	21,159	-	-		21,159
Non-current income tax	15,339	-	-		15,339
Deferred income taxes	8,745	1,028	18,155	(H)	27,928
Other long-term liabilities	3,534	74	-		3,608
Long Term Debt	-	15,657	145,000	(A)	160,657

Shareholders’ Equity
Capital Stock	15,841	-	-		15,841
Additional paid-in capital	33,194	-	-		33,194
Retained earnings	295,044	-	-		295,044
Invested equity	-	25,653	(25,653)	(G)	-
Accumulated other comprehensive loss	(13,547)	-	-		(13,547)
Total shareholders' equity	330,532	25,653	(25,653)		330,532
Total liabilities and shareholders' equity	$484,874	$68,217	$125,302		$658,392

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Rogers Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2010

 (Dollars in thousands, except per share amounts)

	Rogers Corpotation	curamik	Pro Forma Adjustments		Pro Forma Adjustments

Net Sales	$379,188	$114,947	$-		$494,135
Cost of sales	242,487	83,648	322	(I)	331,272
			3,024	(J)
			1,791	(K)
Gross margin	136,701	31,299	(5,137)		162,863

Selling and administrative expenses	89,554	12,088	975	(J)	102,617
Research and development expenses	19,789	1,321	90	(J)	21,200
Restructuring and impairment charges	-	-	-		-
Operating income (loss)	27,358	17,890	(6,202)		39,046

Equity income in unconsolidated joint ventures	8,658	-	-		8,658
Other income, net	1,366	559	-		1,925
Realized investment loss:
Increase (decrease) in fair value of investments	1,271	-	-		1,271
Less: Portion of gains in accumulated other
comprehensive loss	1,824	-	-		1,824
Net impairment loss	553	-	-		553

Interest income (expense), net	184	(442)	(4,100)	(L)	(4,358)
Gain on acquisition or disposal	3,173	-	-		3,173
Income (loss) from continuing operations before
income taxes	40,186	18,007	(10,302)		47,891

Income tax expense (benefit)	5,615	5,256	(3,234)	(M)	7,637

Net income (loss)	$34,571	$12,751	$(7,068)		$40,254

Basic net income per share	$2.19				$2.55
Diluted net income per share	$2.16				$2.51

Shares used in computing:
Basic	15,800,913				15,800,913
Diluted	16,005,662				16,005,662

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Rogers Corporation
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(in thousands of US dollars, except share and per share data)

1.    Basis of Presentation

On January 4, 2011, Rogers completed its acquisition of curamik for approximately €117 million (or $155.6 million).

The curamik acquisition will be accounted for in accordance with U.S. GAAP using the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets) is allocated to goodwill.

This allocation of the purchase price is subject to finalization of Rogers´ analysis of the fair value of the assets acquired and liabilities assumed. The final allocation of the purchase price will result in additional adjustments to the recorded amounts of assets and liabilities and will also result in adjustments to depreciation, amortization and in-process research and development. The adjustments arising out of the finalization of the purchase price allocation will not impact cash flows. However, such adjustments could result in material increases or decreases to net income available to common shareholders. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. The finalization of the purchase price allocation is expected to be completed as soon as practicable but no later than 12 months after the acquisition date.

The U.S. GAAP historical curamik balance sheet and statement of operations included in the unaudited condensed combined pro forma financial statements were derived from curamik’s financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The curamik historical audited balance sheet was converted to U.S. GAAP and translated into U.S. dollars using an exchange rate as of December 31, 2010 of EUR 1 = U.S. $1.33. Certain amounts in the historical audited curamik balance sheet were reclassified to be consistent with Rogers´ balance sheet presentation.  The curamik historical audited statement of operations for the nine month period ended December 31, 2010 was combined with historical unaudited statement of operations for the three month period ended March 31, 2010 and was then converted to U.S. GAAP and translated into U.S. dollars using an average exchange rate of EUR 1 = U.S. $1.32 for 2010. Certain amounts in the U.S. GAAP curamik historical statements of operations were reclassified to be consistent with Rogers´ statement of operations presentation. There were no material IFRS to U.S. GAAP differences.

The estimated purchase price was calculated as follows:

(in thousands, except exchange rate)
Cash paid in Euro	€116,990
Exchange rate in U.S. Dollars per 1.00 Euro	1.33	(1)
Total consideration transferred	$155,596

(1)     Based on exchange rate on the acquisition date.

The preliminary allocation of the purchase price as of December 31, 2010 is summarized below:

(in thousands)
Current assets (excluding inventory)	$24,475
Inventory	12,209
Property, plant & equipment	33,674
Other non-current assets	737
Amortizable intangible assets:
Customer relationships	22,357
Developed technology	24,751
IPR&D	6,490
Indefinite lived intangible assets:
Trade name	5,254
Current liabilities	(13,605)
Deferred income tax liabilities	(18,155)
Other long-term liabilities	(16,693)
Goodwill	74,102
Total estimated purchase price	$155,596

The Company expects to amortize customer relationships, developed technology, and IPR&D over their expected weighted average useful life of approximately 15 years.

Of the total estimated purchase consideration, $74.10 million was measured and recognized as goodwill. Goodwill represents the excess of the purchase consideration of an acquired business over the fair value of the underlying net tangible and intangible assets.  In accordance with ASC Topic 350 – Intangibles - Goodwill and Other, goodwill resulting from business combinations is tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, the combined company will record a charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.     Pro Forma Adjustments

Pro forma condensed combined balance sheet adjustments

The pro forma condensed combined balance sheet reflects the following adjustments:

(A)	Reflects borrowing of $145.0 million under Rogers´ existing bank credit facilities to fund the acquisition

(B)	Reflects the use of cash and cash equivalents of $155.6 million, including the financing discussed in (A) above, to fund the purchase price as calculated at January 4, 2011.

(C)	Reflects the adjustment of the historical curamik inventories to estimated fair value.

(D)	Reflects the adjustment to step-up the carrying values of the curamik property, plant and equipment to estimated fair value.

(E)	Reflects an estimate of the portion of the purchase price allocated to curamik acquired identifiable intangible assets and to eliminate pre-acquisition intangible assets.

(F)	Reflects the addition of estimated goodwill from the purchase price allocation of $74.1 million.

(G)	Reflects the elimination of all components of the historical equity of curamik at December 31, 2010.

(H)	Reflects an estimate of net deferred tax liabilities arising from the acquisition.

Pro forma condensed combined statement of operations adjustments

The pro forma condensed combined statement of operations reflects the following adjustments:

(I)
Reflects an estimate of additional annual depreciation of $322.0 related to the fair value adjustment to depreciable property, plant and equipment over a weighted average useful life of approximately 11 years.

(J)	Reflects an estimate of annual amortization expense for the following intangible assets:

●	Developed Technology - $3.0 million presented in cost of sales
●	Customer relationships - $1.0 million presented in SG&A
●	IPR&D - $.1 million presented in research & development

(K)	Adjustment to reflect the incremental cost of goods sold resulting from step-up of inventory to fair value.

(L)
Adjustment reflects an increase in interest expense of $4.1 million for the year ended December 31, 2010 associated with the borrowings against existing credit facilities to fund the acquisition. The interest expense was calculated using an interest rate of 2.81% which reflects Rogers´ variable interest rate for the year ended December 31, 2010 under the credit facility.

(M)	Reflects the recognition of the income tax benefit of the above pro forma adjustments at an appropriate estimated tax rate.